Exhibit 10.4

Amendment to Executive Officer Incentive Plan

WHEREAS, Staples, Inc. (“Staples”) heretofore adopted the Staples, Inc. Executive Officer Incentive Plan (the “Incentive Plan”); and

WHEREAS, Staples reserved the right to amend the Incentive Plan; and

WHEREAS, Staples desires to amend the Incentive Plan to reflect Staples’ recoupment policy.

NOW, THEREFORE, the Incentive Plan is hereby amended, effective January 1, 2010, as follows:

A new Section VII. shall be added to the Incentive Plan:

VII.         Forfeiture and Recovery for Misconduct

A.            Right of Recovery

Notwithstanding any other provision of this Incentive Plan to the contrary, if the Board of Directors of Staples (or its authorized designee, the “Board”) determines during the Recovery Period (as defined below) that a Plan Participant has engaged in Misconduct (as defined below), the Board, subject to the limitations set forth in this Section VII., may in its sole discretion (1) terminate such Plan Participant’s participation in the Incentive Plan, or with respect to any award under the Incentive Plan, and treat any outstanding award as forfeited, (2) require forfeiture, in whole or in part, of payment of any award that has been previously approved for payment under this Incentive Plan which remains in whole or in part unpaid, and/or (3) demand that the Plan Participant pay to Staples in cash the amount described in Section VII.B.; provided, however, that in the event the Board determines during the Recovery Period that the Plan Participant engaged in Misconduct as described in clause (D) of the definition of Misconduct) (“Restatement Misconduct”), the Board shall in all circumstances, in addition to any other recovery action taken, require forfeiture and demand repayment pursuant hereto.

“Recovery Period” means (1) if the Misconduct relates to Restatement Misconduct, or the Misconduct consists of acts or omissions relating to Staples’ financial matters that in the discretion of the Board are reasonably unlikely to be discovered prior to the end of the fiscal year in which the Misconduct occurred and the completion of the outside audit of Staples’ annual financial statements, the period during which the Plan Participant is employed by Staples and the period ending 18 months after the Plan Participant’s last day of employment; (2) if the Misconduct relates to the breach of any agreement between the Plan Participant and Staples, the term of the agreement and the period ending six months following the expiration of the agreement, and (3) in all other cases, the period during which the Plan Participant is employed by Staples and the period ending six months after the Plan Participant’s last day of employment.  If during the Recovery Period the Board gives written notice to the Plan Participant of potential Misconduct, the Recovery Period shall be extended for such reasonable time as the Board may specify is appropriate for it to make a final determination of Misconduct and seek enforcement of any of its remedies described above.  Staples’ rights pursuant to this Section VII. shall terminate on the effective date of a Change in Control (as defined in the Staples, Inc. 2010 Long-Term Cash Incentive Plan) and no Recovery Period shall extend beyond that date except with respect to any Plan Participant for which the Board prior to such Change in Control gave written notice to such Plan Participant of potential Misconduct.

For purposes of administratively enforcing its rights under this Section VII., during any period for which potential Misconduct has been identified by Staples, the Board may (1) suspend such Plan Participant’s participation in the Incentive Plan, or with respect to any award under the Incentive Plan, or (2) temporarily withhold, in whole or in part, payment of any award that has been previously approved by the Board for payment under this Incentive Plan which remains in whole or in part unpaid.

B.            Amount of Recovery

With respect to Misconduct described in clause (A) of the definition of Misconduct (breach of agreement) and clause (B) of such definition (violation of Code of Ethics), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board may recover from the Plan Participant the amount of any payments made to the Plan Participant under this Incentive Plan during the last 12 months of employment with Staples.

With respect to Misconduct described in clause (C) of the definition of Misconduct (intentional deceitful acts), and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board may recover from the Plan Participant the greater of (1) the amount paid to the Plan Participant with respect to any award made under this Incentive Plan with a fiscal year that includes any period during which the Misconduct occurred, or with a fiscal year which was directly impacted by the Misconduct, or (2) the amount determined by the Board in its sole discretion to represent the financial impact of the Misconduct upon Staples; provided, however, that such recovery amount shall be reduced by the value of any forfeited outstanding awards under this Incentive Plan (value to be determined by the Target Award for such awards) and any amounts recovered from the Plan Participant under Staples’ cash bonus plans and other short term or long term incentive plans as a result of such Misconduct.

With respect to Restatement Misconduct, and in addition to its right to effect a termination of participation and a forfeiture of outstanding awards under this Incentive Plan, the Board shall seek to recover the entire amount paid to the Plan Participant with respect to any award made under this Incentive Plan in the twenty-four (24) month period following the first public issuance of the financial statements that are the subject of an accounting restatement relating to the Misconduct.

The term “recover” or “recovered” shall include, but shall not be limited to, any right of set-off, reduction, recoupment, off-set, forfeiture, or other attempt by Staples to withhold or claim payment of an award or any proceeds thereof.  Staples’ right of forfeiture and recovery of awards shall not limit any other right or remedy available to Staples for a Plan Participant’s Misconduct, whether in law or equity, including but not limited to injunctive relief, terminating the Plan Participant’s employment with Staples, or taking other legal action against the Plan Participant.

The amount that may be recovered under this Section VII. shall be determined on a gross basis without reduction for taxes paid or payable by a Plan Participant.

C.            Definition of Misconduct

“Misconduct,” as determined by Staples (which determination shall be conclusive), shall mean:

(A)          Breach by the Plan Participant of any provision of any employment, consulting, advisory, proprietary information, non-disclosure, non-competition, non-solicitation or other similar agreement between the Plan Participant and Staples, including, without limitation, the Proprietary and Confidential Information Agreement and/or the Non-Compete and Non-Solicitation Agreement; or

(B)           Violation by the Plan Participant of the Code of Ethics; or

(C)           The Plan Participant’s engagement in intentional deceitful act(s) that results in (i) an improper personal benefit, or (ii) injury to Staples; or

(D)          The Plan Participant’s engagement in fraud or willful misconduct (not acting in good faith or with reasonable belief that conduct was in the best interests of Staples) that significantly contributes to Staples preparing a material financial restatement, other than a restatement of financial statements that became materially inaccurate because of revisions to generally accepted accounting principles.

For purposes of this Section VII. regarding forfeiture and recovery for Misconduct, any reference therein to Staples (other than with respect to defining the Board of Directors) shall also include any entity that Staples directly or indirectly controls.

Except as hereinabove amended, the provisions of the Incentive Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Employer, by its duly authorized officer, has caused this Amendment to be executed on the 18th day of May, 2010.

STAPLES, INC.

By:	/s/ Shira D. Goodman